Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333–179981 and 333–172593 on Form S–3 and Registration Statement Nos. 333–172624, 333– 163686 and 333–140205 on Form S–8 of EV Energy Partners, L.P. of our report dated February 28, 2014, relating to the consolidated financial statements of EV Energy Partners, L.P. and subsidiaries and the effectiveness of EV Energy Partners, L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10–K of EV Energy Partners, L.P. for the year ended December 31, 2013.

/s/DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 2014